Exhibit 3.15

ARTICLES OF INCORPORATION

OF

WO ENERGY, INC.

I, the undersigned natural person of the age of twenty-one years or more, being a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is WO Energy, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE HI

The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be organized under the Texas Business Corporation Act.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) common shares, of a par value of One Dallas ($1.00) per common share.

ARTICLE V

The corporation will not commence business until it has received for the issuance of its shares the consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done or property actually received

ARTICLE VI

The street address of its initial registered office is 101 North Naida, P. 0. Box 935, Pampa, Texas 79066-0935, and the name of its initial registered agent at such address is Miles O’Loughlin.

ARTICLE VII

The number of directors constituting the initial board of directors is two (2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
Miles O’Loughlin	101 North Naida Pampa, Texas 79065
Scott White	1880 West McCullough Pampa, Texas 79065

ARTICLE VIII

At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

ARTICLE IX

No shareholder of this corporation shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to shares of any class of this corporation, now or hereinafter authorized, or shares thereof held in the treasury of this corporation, or any notes, debentures, bonds or other securities convertible into, or carrying option or warrants to purchase, shares of any class now or hereafter authorized, whether issued for cash or other consideration or by way of dividend or otherwise.

ARTICLE X

In accordance with Article 9.08 of the Texas Business Corporation Act, any actions which may be taken by the Shareholders of the corporation may be taken with the concurrence of the holders of a majority of the shares entitled to vote.

ARTICLE XI

The name and address of the incorporator is:

Miles O’Loughlin

P. 0. Box 935

Pampa, Texas 79066-0935

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of December, 1989.

/s/ Miles O’Loughlin
Miles O’Loughlin

THE STATE OF TEXAS

COUNTY OF GRAY

I, the undersigned Notary Public, do hereby certify that on this 5th day of December, 1989, Miles O’Loughlin personally appeared before me and being by me duly sworn declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ Elaine McDowell
Notary Public in and for
The State of Texas
My Commission Expires: 11-1-93